Exhibit 99.3

EnerJex Resources Signs Definitive Merger Agreement with Commercial Drone Company AgEagle Aerial Systems

Computer Analytics of Hi-Resolution Aerial Imagery Serving the Precision Ag Industry

EnerJex Resources Receives Notice of Non-compliance with NYSE American Listing Standard;

Intends to Submit Compliance Plan Including this Transaction

SAN ANTONIO, TX - EnerJex Resources, Inc., (NYSE American: ENRJ) announced today that it has entered into a definitive Merger Agreement with AgEagle Aerial Systems, Inc., a leading commercial agricultural drone company. AgEagle products are designed to improve centuries old farming methodologies through the use of GPS technology, high-resolution aerial imagery, computer learning and robotics.

AgEagle’s line of automated flying drones collect valuable information for farmers by flying over large fields of corn, soy beans, wheat and other types of crops, collecting thousands of ultra high resolution pictures using sophisticated near-infrared sensors (cameras). The images are loaded to the cloud midflight through cellular connectivity and stitched together to form one large, near-infrared aerial picture. Unlike the human eye, algorithmic-based computer programs are able to determine the current health of the photographed crop by analyzing the amount of near-infrared light reflected from the plants. Healthy plants reflect more near-infrared light while unhealthy plants absorb the light. Using this high resolution, near-infrared image, a farmer or an agronomist is able to create a ‘prescription map’ that is then fed into the computers that guide large precision crop sprayers so that chemicals, herbicides, pesticides and nutrients can be applied more precisely in the fields, saving money, increasing the amount of yield per acre, and improving the environmental impact of farming.

“Our goal at EnerJex has been to maximize stockholder value and we believe AgEagle, with its strong leadership team, is well-positioned to capitalize on the fast-growing agriculture drone market,” said Louis Schott, CEO of EnerJex. “While AgEagle is focused on the agriculture market, we believe there is opportunity for drones in the oil and gas industry.”

AgEagle’s board of directors includes company founder and CEO Bret Chilcott, a representative from stakeholder Raven Industries, and Grant Begley, formerly the senior advisor to the Undersecretary of Defense for drones and corporate leader to Lockheed Martin and Raytheon for their respective drone initiatives.

“With 2.1 million farms on 235 million acres of land in the U.S., we believe the precision agriculture sector of the unmanned aerial vehicle market presents robust opportunities for our products,” said Bret Chilcott, AgEagle CEO. “Now that Amazon and WalMart are heavily investing in the grocery and food services industry we believe an “Amazon Effect” is in store for the agriculture industry, which will require a systematic overhaul of the current processes and a rapid adoption in technology on the farm to increase crop yield and reduce expenses. When Wal-Mart and Amazon come into a business, margins often get squeezed dramatically. We believe our product can be cost effectively layered into the workflow of farms in the U.S., and around the world, to increase profitability in an industry under constant margin pressures. We believe a technology revolution is coming to the farming industry and we further believe that our product demonstrates a clear return on investment for farmers and agronomists alike.”

AgEagle markets its products through a distribution relationship with Raven Industries, a leading precision agriculture company. Additionally, AgEagle markets its drones directly to farmers and independent agronomists (crop consultants).

Other key aspects of the drone industry include:

•	In a 2016 report, Goldman Sachs labeled AgEagle as a Major Player in the agriculture drone space.
•	In a 2017 report, Goldman Sachs identified the total addressable market for agriculture drones at $5.9 billion over the next five years.
•	The United Nations Food and Agriculture Organization (“FAO”) projects that the world will require 70% more food production by 2050 in order to keep up with population growth.
•	Goldman Sachs suggests that the commercial Unmanned Aerial Vehicle industry has a $21 billion total addressable market with an estimated triple-digit compounded annual growth rate from 2016 to 2020.
•	PricewaterhouseCoopers pegs the addressable market for agriculture drones at $32.4 billion, second only to the infrastructure sector.

Upon completion of the Merger transaction, EnerJex’s Common and Series A Preferred shareholders will own approximately 15% of the combined company. The Company is valuing AgEagle at approximately $20,000,000 prior to the completion of any financing that occurs in advance of the merger.

The transaction, which has been approved by the board of directors of both companies, is expected to occur late in the fourth quarter of 2017 or first quarter of 2018, subject to various closing conditions, including, among other things: approval by the stockholders of both EnerJex and AgEagle; the raising of at least $4 million prior to the consummation of the merger; approval by NYSE for the listing of the combined company’s common stock on the NYSE American exchange immediately upon consummation of the merger; and other closing conditions. The Company intends to dispose of its principal assets, primarily its Kansas oil and gas properties, concurrently with the closing of the Merger. In the event the Merger is not consummated the Company does not have a present intention to dispose of the above described assets.

NYSE American Notice of Non-compliance

On October 19, 2017, the Company received notice from NYSE Regulation, Inc. that it is not in compliance with certain NYSE American (“NYSE American”) continued listing standards relating to stockholders’ equity. Specifically, the Company is not in compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if an issuer has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years) of the NYSE American LLC Company Guide (the “Company Guide”). As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide and is required to submit a plan by November 19, 2017 advising the NYSE American of the actions the Company has taken or will take to regain compliance with the NYSE American continued listing standards. The plan period may not exceed April 19, 2019.

The Company intends to submit a plan by the November 19, 2017 deadline. The plan will be based in significant part upon the Merger and the associated financing. The Company expects that its common stock will continue to be listed on the NYSE American while the Company seeks to regain compliance with the listing standard noted, subject to the Company’s compliance with other continued listing requirements. If the Company fails to submit a plan or if the Company’s plan is not accepted then the NYSE American may commence delisting procedures. Upon completion of the merger, the Company will be required to satisfy all applicable requirements for initial listing on the NYSE American.

In addition to this press release, today EnerJex filed a Current Report on Form 8-K with the SEC in which more detailed information about the merger transaction, AgEagle’s business, and the non-compliance notice can be found (www.sec.gov).

Forward-Looking Statements

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of EnerJex Resources, Inc. (the “Company”), the prospect for development of AgEagle Aerial Systems’ drone devices, the possibility of a merger transaction between the companies, and possible benefits from such a merger for the companies and their respective stakeholders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about the parties’ ability to complete the merger; uncertainties concerning the sufficiency of the Company’s remaining funds to continue operations; uncertainties regarding the negotiation with the Company’s lenders; uncertainties as to whether AgEagle will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, and the Company’s Current Report on Form 8-K filed on October 20 2017.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.

EnerJex plans to file a registration statement on Form S-4 in connection with the proposed transaction which will include a definitive proxy statement and a proxy card, and will be mailed to the Company’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the definitive proxy statement/prospectus and any other documents filed by EnerJex with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov), at EnerJex’s website, or by directing written request to: EnerJex Resources, Inc., 4040 Broadway Street, Suite 425, San Antonio, TX 78209, Attention: Louis G. Schott, Interim Chief Executive Officer.

The Company and its directors and executive officers and AgEagle and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Definitive Proxy Statement on Schedule 14A relating to the 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2017. This document is available free of charge at the SEC web site (www.sec.gov), at the Company’s website, or by directing a written request to the Company as described above.